Exhibit 99.1

NEWS RELEASE

GP Strategies Announces New Organizational Structure and Plan to Drive Organic Growth and Reduce Operating Costs

Columbia, MD. December 26, 2017 - Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) announced a new organizational structure and plan to improve operating results by increasing organic growth and reducing operating costs. Effective January 1, 2018, GP Strategies will be organized into two global practices aligned by complementary service lines and supported by a new business development organization aligned by industry sector. The Workforce Excellence practice will be led by Don Duquette, Executive Vice President, and will include the majority of the existing Learning Solutions segment and the Professional & Technical Services segment. The Business Transformation Services practice will be led by Deborah Ung, Executive Vice President, and will include the majority of the Performance Readiness Solutions segment and the Sandy Training & Marketing segment. Certain business units will transfer between the existing operating segments to better align with the service offerings of the two practices. The company is currently in the process of hiring its first chief business development officer to focus on establishing a structured and more centralized business development capability that will align the Company's diverse market sector expertise with its service offerings.

Adam Stedham, President of GP Strategies, stated “I am confident this new operating model will facilitate accelerated growth by fostering cross-selling among our service lines, allowing us to realize the synergies of our teams working together.”

In connection with the reorganization, the Company initiated restructuring and transition activities to improve operational efficiency, reduce costs and better position itself to drive future revenue growth. The Company estimates these initiatives will result in annual cost savings of approximately $7 to $9 million. Of the total cost savings, approximately $3 million will be reductions in SG&A costs, excluding additional reductions after the Company’s ERP implementation is complete, which is discussed further below. In addition, approximately $4 to $6 million will be in operational savings primarily due to overhead reductions which will result from merging duplicate service lines and consolidation of offices. The Company estimates it will invest approximately $3 million of the total cost reductions to expand business development and innovation initiatives. The Company expects that the restructuring activities will be substantially completed in the first quarter of 2018 and certain transition costs will be incurred throughout 2018.

Other Significant Financial Updates

Oil & Gas Contract Termination
In its third quarter 2017 earnings press release, GP Strategies disclosed a $2.6 million loss on a contract with a foreign oil and gas client due to a contract performance dispute. The contract has subsequently been terminated. As of September 30, 2017, the Company had approximately $3.8 million of net receivables from this client. The Company submitted a termination cost invoice to the client for approximately $10 million under the terms of the contract which includes work performed through the date of termination plus any committed costs as of the termination date. The Company is currently evaluating the recoverability of its receivable and the impact on its fourth quarter 2017 financial results. In connection with this contract termination, the Company estimates it will incur expenses including termination costs of approximately $2.5 million. In addition, the Company could incur up to an additional $1.0 million in costs including costs that would only be incurred upon receipt of payments upon successful settlement of the termination invoice.

ERP Implementation Status
At the beginning of 2017, the Company began its implementation of a new company wide ERP system, a major business initiative to support GP Strategies’ global business growth, improve processes and systems, and enable better real-time business information. The Company anticipates its new ERP system will go live on April 1, 2018. The Company estimates that it will have incurred approximately $4.6 million of implementation costs through the year ended December 31, 2017 and approximately $1.7 million of remaining implementation costs in 2018, which are expected to largely be incurred in the first quarter of 2018.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers.

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2017 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Michael R. Dugan	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9627	443-367-9925

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